Exhibit 4.4

ORTHOFIX MEDICAL INC.

2024 CFO INDUCEMENT PLAN

Stock Unit Grant Agreement

COVER SHEET

Orthofix Medical Inc., a Delaware corporation (the “Company”), hereby grants to the Grantee named below, on the Grant Date set forth below, the specified number of Stock Units relating to shares of the Company’s common stock, par value $0.10 per share (the “Stock”), under the Plan, subject to the vesting schedule and terms and conditions set forth below (the “Award”). Additional terms and conditions of the Stock Units are set forth on this cover sheet, in the attached Stock Unit Grant Agreement (together, the “Agreement”), in the Company’s 2024 CFO Inducement Plan (as amended from time to time, the “Plan”), and in the Change in Control and Severance Agreement between the Company and the Grantee (the “CIC and Severance Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Plan.

Grant Date:	January 15, 2024
Name of Grantee:	Julie Andrews
Employee ID Number:	[ ]
Number of Shares of Stock Underlying Stock Units:	32,967

You agree to all of the terms and conditions described in this Agreement and in the Plan, unless you deliver a notice in writing within thirty (30) days of receipt of this Agreement to the Company stating that you do not accept the terms and conditions described in this Agreement and in the Plan. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

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Exhibit 4.4

Attachment

This is not a stock certificate or a negotiable instrument.

ORTHOFIX MEDICAL INC.

2024 CFO INDUCEMENT PLAN

Stock Unit Grant Agreement

ATTACHMENT

1.
GRANT OF STOCK UNITS

(a)
Vesting.

Subject to earlier termination in accordance with the Plan or this Agreement and the terms and conditions herein, Stock Units granted under this Agreement shall vest with respect to one-third (1/3rd) of the shares of Stock covered hereby on each of the first, second and third anniversaries of the Grant Date (each, a “Vesting Date”) provided that the Grantee continues in Service and has not had a Separation from Service on each such Vesting Date unless otherwise provided under this Agreement or the Plan; provided, further, for the avoidance of doubt, that there shall be no proportionate or partial vesting in the periods prior to or between each Vesting Date unless otherwise provided under this Agreement or the Plan, and fractional shares shall be rounded to the nearest whole share but, if applicable, shall be rounded up or down on the last applicable Vesting Date so that the Grantee is eligible to vest in the total number of Stock Units granted under this Agreement (but in no event more than the total number of Stock Units granted under this Agreement); provided further, for the avoidance of doubt, that no additional Stock Units shall vest following the Grantee’s Separation from Service.

(b)
Additional Documents.

The Grantee agrees to execute such additional documents and complete and execute such forms as the Company may reasonably require for purposes of this Agreement.

(c)
Issuance of Stock.

The shares of Stock underlying the Grantee’s vested Stock Units will be issued as soon as practicable following the earlier of (i) the date that the Stock Units vest pursuant to the vesting schedule, or (ii) the date of the Grantee’s Separation from Service, but in no event later than 60 days following the first of such events (the date or dates such shares of Stock are delivered, the “Settlement Date”). The issuance of shares of Stock under this Award shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry registration or issuance of one or more stock certificates. On the Settlement Date, the Company shall also deliver to the Grantee the number of additional shares of Stock, the number of any other securities of the Company and the amount of any other property (in the case of cash dividends, assuming such dividends had been reinvested in shares of Stock as of the ex-dividend date thereof), in each case that the Company distributed per share of Stock to holders generally

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Exhibit 4.4

during the period commencing on the Grant Date and ending on the applicable Settlement Date, multiplied by the number of shares of Stock that are being delivered to the Grantee under this paragraph, without interest, and less any tax withholding amount applicable to such distribution. To the extent that the Stock Units are forfeited prior to vesting, the right to receive such distributions shall also be forfeited.

(d)
Shareholder Rights.

The Grantee has no rights as a shareholder with respect to the shares of Stock underlying the Stock Units unless and until the Stock relating to the Stock Units has been delivered. No adjustments are made for dividends, distributions, or other rights if the applicable record date occurs before the certificate is issued (or appropriate book entry is made), except as described herein.

2.
INCORPORATION OF PLAN

The Grantee acknowledges receipt of the Plan, a copy of which is annexed hereto, and represents that the Grantee is familiar with its terms and provisions and hereby accepts this grant of Stock Units subject to all of the terms and provisions of the Plan and all interpretations, amendments, rules and regulations which may, from time to time, be promulgated and adopted pursuant to the Plan. The Plan is incorporated herein by reference. In the event of any conflict or inconsistency between the Plan and this Agreement, the Plan shall govern and this Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.

3.
RESTRICTIONS ON TRANSFER

To the extent not yet vested, the Stock Units may not be sold, transferred, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment, or similar process. If the Grantee attempts to do any of these things, he will immediately and automatically forfeit the Stock Units.

4.
TERMINATION OF SERVICE; CHANGE IN CONTROL

(a)
Termination of Service – Generally.

If the Grantee’s Service is terminated for any reason, the unvested portion of the Stock Units (determined after taking into account any accelerated vesting pursuant to this Section 4, if any) shall be forfeited by the Grantee and cancelled by the Company as of the date of the Grantee’s termination of Service, and the Grantee shall have no further right or interest therein unless the Committee in its sole discretion shall determine otherwise.

(b)
Termination of Service for Death or Disability.

If the Grantee’s Service terminates by reason of death or Disability, the Stock Units shall automatically vest in full as of the date of the Grantee’s termination of Service.

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Exhibit 4.4

(c)
Termination of Service without Cause or for Good Reason outside a CiC Period.

If the Grantee’s Service terminates by reason of (i) the Company’s terminating the Grantee’s Service without Cause or (ii) the Grantee’s terminating his Service for Good Reason, in each case other than during a CiC Period (including, for the avoidance of doubt, other than following a Potential CiC Date but before the applicable Change in Control has been consummated), the Partially Accelerating Portion of the Stock Units shall automatically vest as of the date of the Grantee’s termination of Service. For purposes of this Section 4(c), the definitions of “Cause,” “Good Reason,” “CiC Period,” “Potential CiC Date,” and “Partially Accelerating Portion” shall have the definitions attributed to such terms in the CIC and Severance Agreement; provided that “Partially Accelerating Portion” shall be interpreted as if such term applied to the Stock Units.

(d)
Termination of Service without Cause or for Good Reason during a CiC Period.

If the Grantee’s Service terminates by reason of (i) the Company’s terminating the Grantee’s Service without Cause or (ii) the Grantee’s terminating his Service for CiC Period Good Reason, in each case during a CiC Period (including, for the avoidance of doubt, following a Potential CiC Date but before the applicable Change in Control has been consummated), the Stock Units shall automatically vest in full as of the date of the Grantee’s termination of Service. For purposes of this Section 4(d), the definitions of “Cause,” “CiC Period Good Reason,” “CiC Period,” and “Potential CiC Date” shall have the definitions attributed to such terms in the CIC and Severance Agreement.

(e)
Change in Control.

The Stock Units shall be subject to the default rules applicable under Section 13 of the Plan.

5.
WITHHOLDING

The Company shall have the right to require the Grantee to remit to the Company any and all amounts sufficient to satisfy any withholding or other taxes that may be due as a result of the issuance of shares of Stock subject to the Stock Units. At the time of the Settlement Date (or, in the event that tax withholding is required as of an earlier date, then such earlier date), subject to the remainder of this Section 5, the Grantee shall pay in cash to the Company any amount that the Company may reasonably determine to be necessary to satisfy such withholding or other tax obligation. The Grantee may satisfy, in whole or in part, such obligation to remit withholding or other taxes, (a) if permitted by the Company, by directing the Company to withhold shares of Stock that would otherwise become vested, (b) by delivering to the Company shares of Stock already owned by the Grantee and not then subject to any repurchase, forfeiture, unfulfilled vesting, or similar requirements, or (c) by entering into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby the Grantee irrevocably elects to sell a portion of the shares of Stock to be delivered in connection with the Stock Units to satisfy withholding obligations and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding

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Exhibit 4.4

obligations directly to the Company or any Affiliate in each case pursuant to such reasonable rules as the Committee may establish from time to time.. The Company shall also have the right to deduct from all cash payments made pursuant to, or in connection with, the Stock Units, the federal, state, or local taxes required to be withheld with respect to such payments. The maximum number of shares of Stock that may be withheld to satisfy any federal, state, or local tax requirements may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state, or local taxing authority with respect to such vesting or payment; provided, however, for so long as Accounting Standards Update 2016-09 or a similar rule remains in effect, the Committee has full discretion to choose, or to allow the Grantee to elect, to withhold a number of shares of Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding obligation (but such withholding may in no event be in excess of the maximum required statutory withholding obligation in such Grantee’s relevant tax jurisdiction).

6.
NO EMPLOYMENT OR OTHER RIGHTS

This Award does not confer upon the Grantee any right to be continued in the employment of, or otherwise provide Services to, the Company or any Subsidiary or other affiliate thereof, or interfere with or limit in any way the right of the Company or any Subsidiary or other affiliate thereof to terminate such Grantee’s employment or other service relationship at any time. For purposes of this Agreement only, the term “employment” shall include circumstances under which Grantee provides consulting or other Services to the Company or any of its Subsidiaries as an independent contractor, but such Grantee is not, nor shall be considered, an employee; provided, however, nothing in this Section 6 or this Agreement shall create an employment relationship between such person and the Company or its applicable Subsidiary, as the usages described in this Section are for convenience only.

7.
ADJUSTMENT OF AND CHANGES IN SHARES OF STOCK

In the event of any merger, consolidation, recapitalization, reclassification, stock dividend, extraordinary dividend, or other event or change in corporate structure affecting the shares of Stock, the Committee shall make such adjustments, if any, as it deems appropriate in the number and class of shares subject to the Stock Units. The foregoing adjustments shall be determined by the Committee in its sole discretion.

8.
DISCRETIONARY NATURE OF PLAN

The Plan is discretionary in nature, and the Company may suspend, modify, amend or terminate the Plan in its sole discretion at any time, subject to the terms of the Plan and any applicable limitations imposed by law. This Stock Unit grant under the Plan is a one-time benefit and does not create any contractual or other right to receive additional Stock Units or other benefits in lieu of Stock Units in the future. Future grants, if any, will be at the sole discretion of the Committee, including, but not limited to, the timing of any grant, the number of Stock Units granted, and the vesting provisions.

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Exhibit 4.4

9.
SECTION 409A

The grant of Stock Units under this Agreement is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Code Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, its Affiliates, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on Grantee under Code Section 409A, and neither the Company, its Affiliates, the Board, nor the Committee will have any liability to Grantee for such tax or penalty. For purposes of this Agreement, a termination of Service occurs only upon an event that would be a Separation from Service within the meaning of Section 409A. If, at the time of Grantee’s Separation from Service, (1) Grantee is a “specified employee” within the meaning of Code Section 409A, and (2) the Company makes a good faith determination that an amount payable on account of Grantee’s Separation from Service constitutes deferred compensation (within the meaning of Code Section 409A), the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Code Section 409A to avoid taxes or penalties under Code Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after the Delay Period (or upon Grantee’s death, if earlier), without interest. Each installment of Stock Units that vest under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Code Section 409A.

10.
CLAWBACK

The Award is subject to mandatory repayment by the Grantee to the Company to the extent the Grantee is or in the future become subject to any Company “clawback” or recoupment policy or Applicable Laws that require the repayment by the Grantee to the Company of compensation paid to the Grantee pursuant to the Award in the event that the Grantee fails to comply with, or violates, the terms or requirements of such policy or Applicable Laws.

11.
MISCELLANEOUS PROVISIONS
(a)
Applicable Law.

The validity, construction, interpretation and effect of this instrument will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law provisions thereof.

(b)
Notice.

Any notice required by the terms of this Agreement shall be delivered or made electronically, over the Internet or otherwise (with request for assurance of recipient in a manner typical with respect to communications of that type), or given in writing. Any notice given in writing shall be deemed effective upon personal delivery or, upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, upon the fifth business day following such deposit, and shall be addressed to the Company at its principal executive office and to the

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Grantee at the address that he or she has most recently provided to the Company. Any notice given electronically shall be deemed effective on the date of transmission.

(c)
Headings.

The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Agreement.

(d)
Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(e)
Amendments.

The Board and the Committee shall have the power to alter or amend the terms of the grant of Stock Units as set forth herein from time to time, in any manner consistent with the provisions of the Plan, and any alteration or amendment of the terms of this grant of Stock Units by the Board or the Committee shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Committee shall give notice to the Grantee of any such alteration or amendment as promptly as practicable after the adoption thereof. The foregoing shall not restrict the ability of the Grantee and the Board or the Committee by mutual written consent to alter or amend the terms of this grant of Stock Units in any manner which is consistent with the Plan.

(f)
Binding Effect.

This Agreement shall be binding upon the heirs, executors, administrators and successors of the Grantee and the Company.

(g)
Entire Agreement.

This Agreement, the Plan, and the CIC and Severance Agreement constitute the entire agreement between the Grantee and the Company regarding the grant of Stock Units and supersede all prior arrangements or understandings (whether oral or written and whether express or implied) with respect thereto.

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